EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


      We consent to the incorporation by reference in the Registration Statement of Universal Security Instruments, Inc. and subsidiaries on Form S-8 (No. 333-81930 dated February 1, 2002) pertaining to the Non-Qualified Stock Option Plan as Amended, Registration Statements on Form S-8 (No. 2-83323 dated May 4, 1983, No. 33-6953 dated July 2, 1986, No. 33-21226 dated April 13, 1988)
pertaining to the Non-Qualified Stock Option Plan, of our report dated June 23, 2006, included in the Annual Report of Universal Security Instruments, Inc. and subsidiaries on Form 10-K for the year ended March 31, 2006 filed with the Securities and Exchange Commission.

                                                            GRANT THORNTON LLP



Baltimore, Maryland
June 23, 2006